Exhibit 99.1

FOR:	ACTION PRODUCTS INTERNATIONAL, INC.
CONTACTS:	Warren Kaplan, Chairperson
Raymond Oliver, Investor Relations
407-481-8007 Ext 723
investor@apii.com

Action Products Expects to Report A Third Quarter Profit Up

At Least 300% Over Second Quarter Profits.

More Warrants Exercised.

ORLANDO, Florida (Oct 20, 2003) – Action Products International Inc. (NASDAQ-SC: APII), a leading toy designer and manufacturer of educational and positive, non-violent branded toys for children in preschool through primary grades, announced today that Action Products expects profits for the third quarter 2003 to be at least triple over the previous quarter.

Chief Financial Officer of Action Products International Inc, Robert Burrows, said, “It appears third quarter profits will be at least 300% higher than the second quarter profit of 2003. The profit for the second quarter of 2003 was $26,100 or $.01 a share. This equates to a bottom line of at least $100,000 for the third quarter. Besides the reported sales gain of 40% over third quarter sales in 2002, $2,724,000 in 2003 vs. $1,944,900 in 2002, the company had improved margins and lower operating expenses which contributed to the expected improved results.” In the third quarter of 2002, the company reported a loss of $83,700.

As of October 17, 2003, 285,827 warrants out of 3,272,092 warrants issued to shareholders have been exercised along with 60,000 privately issued warrants, all at a price of $2.00 per share.

The company expects to report final financials for the third quarter and nine months ending September 30, 2003, on Tuesday October 28 after the close of trading.

ABOUT ACTION PRODUCTS INTERNATIONAL

Action Products International, Inc. is a leading designer and manufacturer of educational and positive branded toys emphasizing fun, quality brands including Jay Jay The Jet Plane Wooden Adventure System™, I Dig Dinosaurs® and I Dig Treasures® excavation activity kits, Space Voyagers® (“The most authentic Space Toys on Earth”), Climb@Tron™ window-climbing animals and robots, Play and Store™ themed playsets, Kidz Workshop™ wooden projects, and Drop Zone Extreme™ parachute toys. Its products are marketed and sold to specialty retailers, museums, toy stores, theme parks, attractions, zoos, catalog companies, Internet retailers, and educational markets in the United States and worldwide.

For more information on Action Products toys, email marketing@apii.com

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights and the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.